As filed with the Securities and Exchange Commission on April 5, 2006


                        Registration No. ____________

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                           ON THE GO HEALTHCARE, INC.
             (Exact name of registrant specified in its charter)

      Delaware                                              98-0231687
State of other jurisdiction                                (IRS Employer
of incorporation)                                        Identification Number)


        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
                  (Address of principal executive offices)


                    Nadav Elituv - Consulting Agreement
                      Gerry Sohl - Consulting Agreement
                     Irwin Weiss - Consulting Agreement
                      Doug Clark - Consulting Agreement
                          (Full Title of the Plans)


                            Stuart Turk, President
                          85 Corstate Avenue, Unit #1
                               Concord, Ontario
                                Canada L4K 4Y2
                                (905) 760-2987
        (Name, address and telephone number of agent for service)

                        Copies of communications to:

                             Amy Trombly, Esq.
                          1320 Centre St., Suite 202
                            Newton, MA  02459
                             (617) 243-0060


                      CALCULATION OF REGISTRATION FEE

Title of        Amount       Proposed Maximum Proposed Maximum     Amount of
Securities to   to be        offering Price   Registered Aggregate Registration
be Registered   Registered(1)  per Share(2)   offering Price (1)   Fee
--------------- ----------- ---------------  -------------------- ------------
Common Stock,
$0.001 par value  4,200,000     $ 0.225         $  945,000           $ 101.11


1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended(the "Act") this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (C) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the-counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on April 3, 2006.


PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.


Item 2. Registrant Information and Employee Plan Annual Information.

We will provide without charge to each person to whom a copy of a
Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. We will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: On The Go Healthcare, Inc. 85 Corstate Ave unit #1 Concord, Ontario, Canada, L4K 4Y2. Phone: (905) 760-2987


 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation Of Certain Documents By Reference

The following documents we filed with the Securities and Exchange Commission are incorporated herein by reference:

 (a)  Our Annual Report on Form 10-KSB for the year ended July 31, 2005.

 (b)  Our Quarterly Report on Form 10-QSB for the quarter ended
      October 31, 2005.

 (b)  Our Quarterly Report on Form 10-QSB for the quarter ended
      January 31, 2006.

     In addition, all documents that we filed pursuant to Sections 13(a), and
     15(d) of   the  Securities Exchange Act of 1934, since the end of the fiscal year covered by the form 10-KSB, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.


Item 4.  Description of Securities

We are authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. Holders of the common stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefore and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the common stock have no conversion rights and are not entitled to any preemptive or subscription rights. The common stock is not subject to redemption or any further calls or assessments. The common stock does not have cumulative voting rights in the election of directors.

Our common stock is quoted on the Over the Counter Bulletin Board.

Item 5.  Interests of Named Experts and Counsel

No expert or counsel will receive a direct or indirect interest in our company or was a promoter, underwriter, voting trustee, director or officer or employee of registrant. No expert or counsel has any contingent based agreement with us or any other interest in or connection to us.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of our company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation, as amended, contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law.

We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.


Item 7.  Exemption from Registration Claimed

         Not Applicable


Item 8.  Exhibits


The following exhibits are filed as part of this Registration Statement:

3.1 Restated Certificate of Incorporation of On The Go Healthcare, Inc. (included as Exhibit 3.4 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

3.2 By-laws of On The Go Healthcare, Inc. (included as Exhibit 3.4 to the Form SB-2 filed May 24, 2001, and incorporated herein by reference).

3.3 Certificate of Amendment of the Certificate of Incorporation (included as
    Exhibit 3.5 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

 5.1 Opinion of Counsel.

10.1 Consulting Agreement between the Company and Nadav Elituv dated April 3, 2006.

10.2 Consulting Agreement between the Company and Gerry Sohl dated
     April 3, 2006.

10.3 Consulting Agreement between the Company and Irwin Weiss dated
     April 3, 2006.

10.3 Consulting Agreement between the Company and Doug Clark dated
     April 3, 2006.

23.1 Consent of Danziger Hochman Chartered Accountants

23.2 Consent of Counsel (included in Exhibit No. 5.1).


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Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes to:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act:

     (ii) Reflect in the prospectus any facts or events which, indifidually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (section230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional changed material information on the plan of distribution.


     	  Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(section230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          Each prospectus required to be filed pursuant to Rule 424(b)(2),
          (b)(5), or (b)(7) (section230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (section230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          Each prospectus filed pursuant to Rule 424(b)(section230.424(b) of this chapter)as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (section230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any such document immediately prior to such date of first use.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, Province Ontario, Country of Canada, on April 5, 2006.



                                                ON THE GO HEALTHCARE, INC.


                                                By:  /s/Stuart Turk
                                                --------------------------
                                                Stuart Turk, President &
                                                Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                 Title                                   Date

/s/Stuart Turk                                                    April 5, 2006
--------------------      President, Chief Executive Officer,     -------------
Stuart Turk               Chairman and Director

/s/Evan Schwartzberg                                              April 5, 2006
--------------------      Chief Financial and Accounting Officer  -------------
Evan Schwartzberg

/s/Ralph Magid                                                    April 5, 2006
--------------------      Director                                -------------
Ralph Magid

/s/Randal Kalpin                                                  April 5, 2006
--------------------      Director                                -------------
Randal A. Kalpin


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